EXHIBIT 99.1




FOR  IMMEDIATE  RELEASE


                    CONCURRENT COMPUTER CORPORATION ANNOUNCES
               FIRST QUARTER OF FISCAL YEAR 2006 FINANCIAL RESULTS


ATLANTA, GEORGIA, OCTOBER 21, 2005 - Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand and real-time computing technology, today announced its results for the first quarter of fiscal year 2006.

In the first quarter of fiscal 2006, consolidated revenue for the company aggregated $16.2 million compared to $21.5 million in the fourth quarter of fiscal 2005, a decrease of 24.6%, and compared to $17.3 million in the first quarter of fiscal 2005, a decrease of 6.5%. Revenue from Concurrent's on-demand product line totaled $7.3 million for the first quarter of fiscal 2006 compared to $11.7 million in the fourth quarter of fiscal 2005, a decrease of 37.3%, and compared to $8.5 million in the first quarter of the prior year, a decrease of 14.3%. Revenue from the company's real-time product line totaled $ 8.9 million for the first quarter of fiscal 2006 compared to $9.8 million in the fourth quarter of fiscal 2005, a decrease of 9.4%, and compared to $8.8 million in the first quarter of the prior year, an increase of 1.1%.

The net loss for the first quarter of fiscal 2006 was $2.2 million, or a loss of $0.03 per fully diluted share, compared to a net loss of $1.1 million, or a loss of $0.02 per fully diluted share, in the fourth quarter of fiscal 2005, and compared to a net loss of $5.0 million or $0.08 per fully diluted share in the first quarter of the prior year.

"We knew this would be a down quarter for us due to cutbacks in end of year spending by some cable MSOs and delays on some projects in our real-time business," said Gary Trimm, Concurrent's president and chief executive officer. "We were able to return our operating expenses to planned level in the quarter through tight controls and strong management. While we believe our customers are pleased with our products and performance, it appears that we are in the midst of a low capital spending cycle with some of our major cable customers as they prepare for calendar 2006. We are excited about the Everstream acquisition as it manifests the fact that Concurrent is a software company and will be quickly accretive to our earnings growth. In addition to the acquisition, we are pleased that our real-time operating system and tools, RedHawk(TM) Linux and NightStar(TM), have been embraced as best-of-breed as evidenced in our recent win of the next generation Aegis program and acceptance as an Advanced Member of the IBM Partnerworld Program. Our business fundamentals are sound and we believe the revenues will get back on-track over the next few quarters."

As previously announced, Concurrent Computer Corporation will hold a conference call to discuss its first quarter fiscal 2006 results on October 21 at 9:00 a.m. E.D.T., which will be broadcast live over the Internet on the company's web page at www.ccur.com, Investor Relations page.
    ------------

ABOUT CONCURRENT
Concurrent  (www.ccur.com)  is  a  global  leader in providing digital on-demand
             ------------
systems to the broadband industry and real-time computer systems for industry and government. Concurrent's on-demand systems are widely deployed worldwide by major broadband operators and provide a flexible, comprehensive, robust solution which is utilized within the domestic and international broadband cable, DSL, and IP-based markets. The company's powerful and scalable on-demand systems are based on open standards and are integrated with the leading broadband technologies. Concurrent is also a leading provider of high-performance, real-time computer systems, solutions, and software that focus on hardware-in-the-loop and man-in-the-loop simulation, data acquisition and process control for commercial and government markets. Concurrent has nearly four decades of experience in high-performance, on-demand, mission-critical solutions and provides its best of breed solutions through offices in North
America,  Europe,  Asia,  and  Australia.

Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and development and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of forward looking statements in this press release include, without limitation, our expectation with regard to future revenues, integration of Everstream, anticipated growth in the markets for our on-demand and real-time products, and the performance of our products. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

Such risks and uncertainties include our ability to integrate the acquisition and realize expected synergies, achieve revenue goals, and win new opportunities. In addition, the risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied; availability of video-on-demand content; delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the highly competitive environment in which we operate and predatory pricing pressures; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; and obligations that could impact revenue recognition.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on Sept. 2, 2005 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading "Risk Factors" are specifically incorporated by reference in this press release. Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and are registered trademarks of Concurrent Computer Corporation. All other product names are trademarks or registered trademarks of their respective owners.


#  #  #


Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA
30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199. Readers can also access information through the company's Web site at www.ccur.com.

                          CONCURRENT COMPUTER CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                THREE MONTHS ENDED SEPTEMBER 30,
                                             --------------------------------------
                                                    2005                2004
                                                (Unaudited)         (Unaudited)
                                             ------------------  ------------------
Revenues:
  Product                                    $          10,943   $          11,587
  Service                                                5,264               5,743
                                             ------------------  ------------------
    Total revenues                                      16,207              17,330

Cost of sales:
  Product                                                5,368               6,667
  Service                                                2,745               3,524
                                             ------------------  ------------------
    Total cost of sales                                  8,113              10,191
                                             ------------------  ------------------
Gross margin                                             8,094               7,139

Operating expenses:
  Sales and marketing                                    4,128               4,477
  Research and development                               4,338               5,180
  General and administrative                             2,523               2,506
                                             ------------------  ------------------
    Total operating expenses                            10,989              12,163
                                             ------------------  ------------------

Operating loss                                          (2,895)             (5,024)

Other income                                               759                  57
                                             ------------------  ------------------
Loss before income taxes                                (2,136)             (4,967)

Provision for income taxes                                  47                  54
                                             ------------------  ------------------
Net loss                                     $          (2,183)  $          (5,021)
                                             ==================  ==================
Basic net loss per share                     $           (0.03)  $           (0.08)
                                             ==================  ==================
Diluted net loss per share                   $           (0.03)  $           (0.08)
                                             ==================  ==================
Basic weighted average shares outstanding               62,770              62,852
                                             ==================  ==================
Diluted weighted average shares outstanding             62,770              62,852
                                             ==================  ==================

                         CONCURRENT COMPUTER CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                 SEPTEMBER 30     JUNE 30,
                                                     2005           2005
                                                 (UNAUDITED)
                                                --------------  ------------
ASSETS
  Cash and cash equivalents                     $      17,435   $    19,880
  Trade accounts receivable, net                       14,422        16,577
  Inventories, net                                      5,436         5,071
  Prepaid expenses and other current assets             2,176         1,084
                                                --------------  ------------
    Total current assets                               39,469        42,612

  Property, plant and equipment, net                    7,471         8,319
  Purchased developed computer software, net              776           823
  Goodwill                                             10,744        10,744
  Investment in minority owned company                    140           140
  Other long-term assets, net                           1,193         1,339
                                                --------------  ------------

Total assets                                    $      59,793   $    63,977
                                                ==============  ============

LIABILITIES
  Accounts payable and accrued expenses         $      10,501   $    12,055
  Notes payable to bank, current portion                  973           954
  Deferred revenue                                      6,593         6,692
                                                --------------  ------------
    Total current liabilities                          18,067        19,701

  Long-term deferred revenue                            2,059         2,349
  Notes payable to bank, less current portion           1,333         1,583
  Other long-term liabilities                           2,038         1,991

STOCKHOLDERS' EQUITY
  Common stock                                            628           637
  Additional paid-in capital                          174,370       175,769
  Retained earnings (deficit)                        (138,638)     (136,455)
  Unearned compensation                                     -        (1,562)
  Accumulated other comprehensive loss                    (64)          (36)
                                                --------------  ------------
    Total stockholders' equity                         36,296        38,353
                                                --------------  ------------

Total liabilities and stockholders' equity      $      59,793   $    63,977
                                                ==============  ============